Exhibit 99.1

FOR IMMEDIATE RELEASE —

DATE:  September 24, 2002

FROM:	FOR:
Padilla Speer Beardsley, Inc.	Paper Warehouse, Inc.
1101 West River Parkway	7630 Excelsior Boulevard
Minneapolis, MN 55415	Minneapolis, MN 55426

John Mackay	Yale T. Dolginow
(612) 455-1741	(952) 936-1000

PAPER WAREHOUSE, INC. ANNOUNCES COST REDUCTION ACTIONS

INTENDED TO IMPROVE BUSINESS PERFORMANCE

MINNEAPOLIS, September 24, 2002 — Paper Warehouse, Inc. (OTCBB: PWHS) today announced that as part of its efforts to improve the company’s financial performance, it is reducing its overall administrative expenses, including a work force reduction.  In addition to other administrative cost reductions, the company is eliminating approximately 26 percent of the company’s non-store payroll.  The actions taken are intended to improve the company’s operational efficiencies and create an appropriate expense structure in light of the company’s recent sale of its Seattle stores in April 2002, the changing economic environment for party goods retailers and Paper Warehouse’s effort to become a profitable company.

As a result of this reduction, the company expects to take a charge in its third fiscal quarter ending November 1, 2002, primarily representing severance and other termination benefits.  The company will provide details of the cost reduction estimates associated with these actions in its third quarter financial report expected to be released in December.

“The reduction in workforce announced today is necessary for the long-term financial viability of Paper Warehouse,” said Yale T. Dolginow, president and chief executive officer.  “While these actions are extremely difficult for all involved, we are being proactive, and these actions are necessary for the company to respond to the current economic climate and progress towards profitability,” continued Dolginow.  “This is a difficult decision because it affects many talented and dedicated employees, as well as their families.”  Dolginow continued by adding that “the actions taken today will allow us to be more responsive to the demands of the business and to changes in the marketplace, which is in the best interest for all of the stakeholders of Paper Warehouse.”  Affected employees will be eligible for packages that include severance pay, continuation of benefits and outplacement services.

The company also announced that as a result of the reduction of force, Cheryl Newell, vice president and chief financial officer would be leaving the company.  Dolginow said, “Newell has contributed greatly to our organization over the past five years, and we will miss her.”  The company’s vice president and controller, Diana Purcel, has been promoted to the position of vice president, controller and chief financial officer.

Paper Warehouse specializes in party supplies and paper goods and operates under the names Paper Warehouse, Party Universe, and PartySmart.com, which can be accessed at http://www.PartySmart.com/.  Paper Warehouse stores offer an extensive assortment of special occasion, seasonal and everyday party and entertainment supplies, including paper supplies, gift wrap, greeting cards and catering supplies at everyday low prices.  As of August 2, 2002, the company had 142 retail locations (87 company-owned stores and 55 franchise stores) conveniently located in major retail trade areas to provide customers with easy access to its stores.  The company’s headquarters are in Minneapolis.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions.  These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Actual results may differ materially from the anticipated results because of certain risks and uncertainties that are described from time to time in the company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.  These include, but are not limited to, (i) the general economic or business conditions affecting the party goods industry, either nationally or regionally, (ii) the inability of the company to effectively control costs, (iii) difficulties servicing the indebtedness of the company; (iv) difficulties in implementing the planned cost reductions, (v) potential that the information and estimates used to predict the cost savings were not accurate, and (vi) the company’s ability to secure the additional funding required for its operations.

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